January 22, 2021

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street N.E.

Washington, D.C. 20549

Re:	Teekay Corporation

Registration Statement on Form F-3

Filed December 29, 2020

File No. 333-251793

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, Teekay Corporation hereby requests that the effective date of the above-referenced Registration Statement be accelerated so that it becomes effective at 4:00 p.m., Eastern Time, on January 26, 2021, or as soon thereafter as practicable.

[Signature page follows]

Teekay Corporation

4th Floor, Belvedere Building ● 69 Pitts Bay Road ● Hamilton, Bermuda ● HM 08

tel: +1 441 298 2530 ● fax: +1 441 292 3931 ● www.teekay.com

Very truly yours,

TEEKAY CORPORATION

By:	/s/ Arthur Bensler
Name:	Arthur Bensler
Title:	Executive Vice President, General Counsel and Secretary

Teekay Corporation

4th Floor, Belvedere Building ● 69 Pitts Bay Road ● Hamilton, Bermuda ● HM 08

tel: +1 441 298 2530 ● fax: +1 441 292 3931 ● www.teekay.com